Exhibit 10.2

TERM LOAN AGREEMENT
Dated as of August 2, 2010
among
WESTERN GAS PARTNERS, LP,
as the Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
DNB NOR BANK ASA, NEW YORK BRANCH,
as Syndication Agent,
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent
and
THE LENDERS SIGNATORY HERETO

WELLS FARGO SECURITIES, LLC
DNB NOR MARKETS, INC.
Co-Lead Arrangers and Bookrunners

i

ii

Annexes, Schedules and Exhibits:

Annex I	(List of Commitments)

Schedule I	(Pricing Schedule)
Schedule II	(Subsidiaries)
Schedule III	(Transactions with Affiliates)

Exhibit A	(Form of Note)
Exhibit B	(Assignment and Assumption)
Exhibit C	(Form of Guaranty Agreement)

iii

     This TERM LOAN AGREEMENT is made as of August 2, 2010 (the “Effective Date”), by and among WESTERN GAS PARTNERS, LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent (herein, together with its successors in such capacity, the “Administrative Agent”), DNB NOR BANK ASA, NEW YORK BRANCH, as Syndication Agent (herein, together with its successors in such capacity, the “Syndication Agent”), U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent (herein, together with its successors in such capacity, the “Documentation Agent”), and each of the Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 10.04 (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”).
     In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, and unless the context otherwise requires, the following terms shall have the meanings set out respectively after each:
     “Acquired Indebtedness” — (i) with respect to any Person that becomes a Subsidiary after the Effective Date as the result of a Permitted Acquisition, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (ii) with respect to the Borrower or any Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Borrower or a Subsidiary, existing at the time such Person is merged with or into the Borrower or a Subsidiary, or Indebtedness expressly assumed by the Borrower or any Subsidiary in connection with the acquisition of an asset or assets from such Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.
     “Acquisition” — the acquisition by any Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures in the ordinary course of business) of, or of a business unit or division of, another Person or, except as permitted by Section 6.06(d), at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     “Administrative Agent” — as defined in the preamble hereof.
     “Administrative Questionnaire” — an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affected Loans” — as defined in Section 2.18.
     “Affiliate” — with respect to any Person, another Person that directly or indirectly (through one or more intermediaries) Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” — each of the Administrative Agent, the Syndication Agent and the Documentation Agent.
     “Agreement” — this Term Loan Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
     “Alternate Base Rate” —for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
     “Alternate Base Rate Loans” — Loans hereunder at all times when they bear interest at a rate based upon the Alternate Base Rate.
     “Anadarko” — Anadarko Petroleum Corporation, a Delaware corporation.
     “APC Revolver” — the $1,300,000,000 Revolving Credit Agreement dated March 4, 2008, among Anadarko, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended or replaced from time to time.
     “Applicable Percentage” — with respect to any Lender, such Lender’s percentage of outstanding Loans.
     “Assignment and Assumption” — an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
     “Available Cash” — the meaning ascribed to such term in the Partnership Agreement as in effect on the Effective Date, with such amendments thereto as agreed to by the Majority Lenders.
     “Bankruptcy Laws” — Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.
     “Base Rate Margin” — a rate per annum determined in accordance with the Pricing Schedule.

     “Board” — the Board of Governors of the Federal Reserve System.
     “Board of Directors” — with respect to a Person, the board of directors or other governing body of such Person.
     “Borrower” — Western Gas Partners, LP, a Delaware limited partnership or permitted successor and assigns under Section 10.04.
     “Borrowing” — Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” — the request by the Borrower for the Borrowing of the term Loans in accordance with Section 2.03.
     “Business Day” — any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” — as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Equivalents” — as at any date, (a) securities guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are comprised primarily of Investments of the character described in the foregoing subdivisions (a) through (d).

     “Change of Control” — (a) Anadarko shall cease to own, directly or indirectly, 51% of the voting ownership interest of the General Partner, or (b) the General Partner shall cease to either be or control the sole general partner of the Borrower.
     “Chipeta” — Chipeta Processing LLC.
     “Code” — the Internal Revenue Code of 1986, as amended from time to time.
     “Commission” — the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
     “Commitment” — with respect to each Lender, the commitment of such Lender to make a single term Loan to the Borrower pursuant to Section 2.01 in the amount set forth on Annex I.
     “Consolidated EBITDA” — for any period, an amount equal to Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (a) taxes based on or measured by income, (b) Consolidated Interest Expense and (c) depreciation and amortization expenses.
     “Consolidated Indebtedness” — at any time, the Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis as of such time in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” — as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day.
     “Consolidated Interest Expense” — for any period, the sum (determined without duplication) of the aggregate gross interest expense (excluding, for the avoidance of doubt, any interest income) of the Borrower and its Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount and (b) capitalized interest.
     “Consolidated Leverage Ratio” — as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.
     “Consolidated Net Income” — for any period, the net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that: (A) Consolidated Net Income shall not include (i) extraordinary gains or extraordinary losses, (ii) net gains and losses in respect of disposition of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets including unrealized gains or losses with respect to hedging and derivative activities, (iv) gains or losses attributable to any Joint Venture unless such gains are actually distributed to the Borrower or its Subsidiaries in cash and (v) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP; and (B) if the Borrower or any Subsidiary shall acquire or dispose of any property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.
     “Consolidated Net Tangible Assets” — as of any date of determination, the total amount of assets of the Borrower and its Subsidiaries determined on a consolidated basis after deducting therefrom the value (net of any applicable reserves) of all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt), goodwill, trade names, trademarks, patents and other like intangible net assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.
     “Control” — the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Default” — an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Defaulting Lender” — any Lender that shall (a) (i) fail to make the Loan required to be made by it hereunder or (ii) state in writing that it will not make, or that it has disaffirmed or repudiated its obligation to make, the Loan required to be made by it hereunder, unless, in either case, such failure to make such Loan by a Lender is the subject of a good faith dispute, or (b) assign or transfer all or a part of its rights hereunder without the prior written consent of the Borrower, unless such assignment or transfer is made without the consent of the Borrower pursuant to Section 10.04(b)(i)(A).
     “Disposition” or “Dispose” — the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Borrower or any Subsidiary (including the equity interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Documentation Agent” — as defined in the preamble hereof.
     “Domestic Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Effective Date” — as defined in the preamble.
     “Environmental Laws” — to the extent relating to exposure to hazardous or toxic substances or materials, any applicable and legally enforceable requirement of any Governmental

Authority pertaining to (a) the protection of human health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Law, 49 USC App. 1501 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right to Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.
     “Equity Interests” — shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
     “ERISA” — the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” — any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” — (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to Section 412(c) of the Code or Section 302(c) of ERISA), (d) the incurrence by the Borrower, any Subsidiary or any of ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the failure of a Plan to satisfy the requirements of Section 401(a)(29) of the Code, Section 436 of the Code or

Section 206(g) of ERISA, or (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Section 4202 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, “insolvent,” in “reorganization,” in “endangered status,” or in “critical status” (within the meaning assigned to such terms under ERISA).
     “Eurodollar Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Eurodollar Loan” — a Loan denominated in Dollars that bears interest at a rate based upon the LIBO Rate.
     “Eurodollar Margin” — a rate per annum determined in accordance with the Pricing Schedule.
     “Event of Default” — any of the events of default set forth in ARTICLE VIII.
     “Excluded Taxes” — with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) the net income or “taxable margin” (within the meaning of the Texas Franchise Tax) of such Administrative Agent, Lender or other recipient by the United States or any political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States, or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed in respect of amounts payable by the Borrower by the United States of America or by any other jurisdiction in which such Lender is organized, has its principal office or its applicable lending office on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(e), (d) in the case of a Lender other than a Foreign Lender, any backup withholding that is imposed in respect of amounts payable by the Borrower by the United States of America that is attributable to such Lender’s failure to comply with Section 2.16(e), and (e) any U.S. Federal withholding taxes imposed by FATCA other than by reason of a change in law imposed after the date hereof.
     “FATCA” — means the Foreign Account Tax Compliance Act of 2009, Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” — for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight US Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” — the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other officer or employee that any of the foregoing may, in accordance with the Borrower’s customary business practices, designate to act as a Financial Officer by notice to the Administrative Agent in accordance with this Agreement.
     “Fitch” — Fitch, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Foreign Lender” — any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” — generally accepted accounting principles in the United States of America, as in effect from time to time.
     “General Partner” — Western Gas Holdings, LLC, a Delaware limited liability company.
     “Governmental Authority” — the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” — each of the Subsidiaries of the Borrower listed on Schedule II other than Chipeta, and (b) each other Subsidiary of the Borrower that is not a Joint Venture and that guarantees the Loans pursuant to Section 4.06.
     “Guaranty Agreement” – the Guaranty Agreement dated as of even date herewith by the Guarantors, in favor of the Administrative Agent for the benefit of the Lenders.
     “Indebtedness” — any indebtedness which (a) is for money borrowed, (b) represents the deferred purchase price of property or assets purchased, except trade accounts payable in the ordinary course of business, (c) is in respect of a capitalized lease or (d) is in respect of a guarantee of any of the foregoing obligations of another Person.
     “Indemnitee” — has the meaning specified in Section 10.03(b).
     “Indemnified Taxes” — Taxes other than Excluded Taxes.

     “Information” — as defined in Section 10.12.
     “Information Memorandum” — the Confidential Information Memorandum dated June 28, 2010 relating to the Borrower and the Transactions.
     “Intercompany Loan” — the intercompany loan from Anadarko to the Borrower dated December 19, 2008 in an aggregate amount not exceeding $175,000,000.
     “Interest Election Request” — as defined in Section 2.10(c).
     “Interest Payment Date” — (a) as to any Alternate Base Rate Loan (except as provided in Section 2.18), the end of any calendar quarter with respect thereto and, as to any Lender, the Maturity Date for such Lender, and (b) as to any Eurodollar Loan, the last day of the Interest Period with respect thereto, and, for Interest Periods longer than 3 months, each date which is 3 months, or a whole multiple thereof, from the first day of such Interest Period.
     “Interest Period” — with respect to any Eurodollar Loan, (i) initially, the period commencing on the Effective Date or continuation date, as the case may be, with respect to such Eurodollar Loan and ending 2 weeks or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12 months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending 2 weeks or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) any Interest Period (other than a 2 week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
     “Investment” — with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Equity Interest issued by, (ii) a beneficial interest in any Equity Interest issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness of any other Person to that Person arising from a sale of property by that Person other than in the ordinary course of its business, and (d) any guaranty obligation incurred by that Person in respect of Indebtedness of any other Person.

     “Investment Grade Rating” — the rating of the Loans or senior unsecured non-credit enhanced publicly held debt of the Borrower, by at least two of the three rating agencies as follows: BBB- or better by S&P or Baa3 or better by Moody’s or BBB- or better by Fitch.
     “Investment Grade Rating Date” — the date on which the Borrower achieves an Investment Grade Rating.
     “Joint Venture” — any Person, other than an individual, the Borrower or a wholly-owned Subsidiary of the Borrower, in which the Borrower or a Subsidiary of the Borrower holds or acquires an Equity Interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) excluding warrants, options or unexercised right to acquire or purchase an Equity Interest.
     “Lender” — as defined in the preamble hereof.
     “LIBO Rate” — with respect to any Eurodollar Borrowing for any Interest Period, the rate reported by Bloomberg L.P. in its index of rates (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” — any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
     “Loan” — the term Loan made by each Lender to the Borrower pursuant to Section 2.01(a) of this Agreement, and, as the context may require, each Alternate Base Rate Loan and Eurodollar Loan comprising such Lender’s term Loan. “Loans” shall mean the term Loans made by the Lenders to the Borrower pursuant to Section 2.01(a) of this Agreement and, as the context may require, the Alternate Base Rate Loans and Eurodollar Loans comprising each Lender’s term Loan as provided in Section 2.01(c) of this Agreement.
     “Loan Document(s)” — this Agreement, the Guaranty Agreement, any Notes and each and every other agreement executed in connection with this Agreement.
     “Majority Lenders” — at any time, Lenders holding more than 50.0% of the then aggregate outstanding principal amount of the Loans.

     “Margin Regulations” — Regulations T, U and X of the Board.
     “Material Adverse Change” — any change occurring since December 31, 2009, in the consolidated financial position or results of operations of the Borrower and its Subsidiaries taken as a whole that has had or could reasonably be expected to have the effect of preventing the Borrower from carrying on its business or from meeting its current and anticipated obligations on a timely basis.
     “Material Subsidiary” — any Subsidiary which as of any relevant date either (i) represents more than five percent (5%) of the Consolidated Net Income of the Borrower for the preceding period of four (4) consecutive fiscal quarters for which financial statements are then available or (ii) if such Subsidiary were formed or acquired during such period, would have represented more than five percent (5%) of Consolidated Net Income assuming that Consolidated Net Income were calculated after giving pro forma effect to such acquisition or formation, as if it had occurred on the first day of such period.
     “Maturity Date” — August 2, 2013.
     “Moody’s” — Moody’s Investors Service, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Multiemployer Plan” — a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.
     “Note” — any promissory note of the Borrower payable to the order of a Lender in substantially the form attached hereto as Exhibit A.
     “Other Taxes” — any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, other than income, franchise and similar taxes and Excluded Taxes.
     “Participant” — as defined in Section 10.04(c)(i).
     “Partnership Agreement” — the Amended and Restated Agreement of Limited Partnership of the Borrower, as may be amended from time to time.
     “Permitted Acquisitions” — an Acquisition by the Borrower or any of its Subsidiaries, so long as (i) no Default or Event of Default is in existence or would be created thereby, (ii) (x) a substantial part of the assets of the Person (including any Joint Venture) or (y) the assets being acquired by the Borrower or such Subsidiaries are commonly understood to be in the midstream energy business, and (iii) immediately after giving effect to such acquisition, the Borrower has aggregate availability of not less than $50,000,000 under committed credit facilities and its Consolidated Leverage Ratio does not exceed 4.25 to 1.00.
     “Permitted Senior Debt” — any Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, (a) the greater of (i) $50,000,000 and (ii) 15% of Consolidated Net Tangible Assets minus (b) the Principal Amount of the Loans, calculated as of the date such Indebtedness is incurred; provided that, for purposes of this definition with respect to any such Indebtedness of a Joint Venture of the Borrower with no recourse to the Borrower or any wholly-owned Subsidiary thereof, only that portion of such Indebtedness reflecting the Borrower’s pro rata ownership interest therein shall be included in calculating compliance herewith.
     “Permitted Senior Debt Document” means any indenture, note purchase agreement, term loan agreement, revolving credit agreement, commercial paper facility or other agreement pursuant to which any Permitted Senior Debt is incurred.
     “Person” — any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” — any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Effective Date, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.
     “Pricing Schedule” — the schedule attached hereto as Schedule I and identified as such.
     “Prime Rate” — the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal U.S. office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Principal Amount” —the outstanding principal amount of any Loan.
     “Register” — as defined in Section 10.04(b)(iv).
     “Related Parties” — with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, advisors and agents of such Person and such Person’s Affiliates.
     “Restricted Payment” — any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such equity interests in the Borrower or any of its Subsidiaries.

     “Revolving Credit Agreement” — that certain Revolving Credit Agreement dated October 29, 2009 among Borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein, as from time to time amended, supplemented, replaced, restated or otherwise modified from time to time, together with any and all other documents, instruments and certificates executed and delivered pursuant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “S&P” — Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and any successor thereto that is a nationally recognized rating agency.
     “Sale and Leaseback Transaction” — as defined in Section 6.09.
     “Subsidiary” — with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, reference in this Agreement to a “Subsidiary” or the “Subsidiaries” refers to a Subsidiary or the Subsidiaries of the Borrower.
     “Syndication Agent” — as defined in the preamble hereof.
     “Taxes” — any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings and interest or penalties in respect thereof imposed by any Governmental Authority.
     “Transactions” — the execution, delivery, and performance by the Borrower of this Agreement, the borrowing of the Loans and the use of the proceeds thereof.
     “Type” — as to any Loan or Borrowing, its nature as an Alternate Base Rate Loan or an Alternate Base Rate Borrowing, a Eurodollar Loan or a Eurodollar Borrowing.
     “US” or “United States” — the United States of America, its fifty states, and the District of Columbia.
     “US Dollars” or “US$” or “$” or “Dollars” — lawful money of the United States of America.
     “USA Patriot Act” — as defined in Section 10.14.
     “Working Capital Line” — the working capital line of credit issued by Anadarko to the Borrower pursuant to that Working Capital Loan Agreement dated as of May 25, 2010, as the same may be amended, restated, modified or replaced from time to time, in an aggregate amount not exceeding $30,000,000.
     Section 1.02 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.
     Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in each case in accordance with GAAP as in effect from time to time; provided that unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
     Section 1.04 Interpretation. The word “including” (and with correlative meaning “include”) means including, without limitation, the generality of any description preceding such term.
ARTICLE II
AMOUNT AND TERMS OF LOANS
     Section 2.01 Loans.
          (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a single term Loan to the Borrower on the Effective Date in a principal amount that will not result in (i) such Lender’s Loan exceeding such Lender’s Commitment or (ii) the sum of the total Loans of all Lenders exceeding the total Commitments. The Borrower may not use the Commitments by borrowing, repaying and prepaying the Loans in whole or in part, and reborrowing.
          (b) The term Loan shall be made only on the Effective Date as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make its Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required.
          (c) Subject to Section 2.17, the Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower. Eurodollar Loans shall be made and maintained by each Lender at either its Eurodollar Lending Office or its Domestic Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of the Borrower not otherwise arising, or arising in such increased amount, under Section 2.14.

     Section 2.02 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of the Loan of such Lender on the Maturity Date in respect of such Lender; provided that all Loans shall be paid on such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to ARTICLE VIII.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that the Loan made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form attached hereto as Exhibit A. Thereafter, the Loan evidenced by such Note and interest thereon shall, at all times (including after assignment pursuant to Section 10.04), be represented by one or more Notes in such form payable to the order of the payee named therein.
          (f) Each Lender is authorized to and shall endorse the date, Type and amount of the Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note from the Borrower. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower to repay the unpaid Principal Amount of the Loan made to the Borrower with interest thereon as provided in Section 2.10 or the validity of any payment thereof made by the Borrower. Each Lender shall, at the request of the Borrower, deliver to the Borrower copies of the Borrower’s Note and the schedules annexed thereto.

     Section 2.03 Procedure for Borrowing. The Borrower shall borrow the Loans on the Effective Date, which shall be a Business Day; provided that the Borrower shall notify the Administrative Agent by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower of the Borrowing (the “Borrowing Request”) not later than 10:00 a.m., New York City time (a) three (3) Business Days prior to the Effective Date, in the case of Eurodollar Loans, and (b) on the Effective Date, in the case of Alternate Base Rate Loans. Such written Borrowing Request shall specify (i) the amount to be borrowed, (ii) the Effective Date, (iii) whether the Borrowing is to consist of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof (in each case stating the amounts and currency requested), (iv) in the case of Eurodollar Loans, the length of the Interest Period(s) therefor, and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.12. The Borrowing shall be in an amount specified in the Borrowing Request not to exceed the aggregate amount of the Commitments. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of the Borrowing available to the Administrative Agent for the account of the Borrower in accordance with Section 2.12. The proceeds of the Borrowing of Loans will be made available to the Borrower by the Administrative Agent in accordance with Section 2.12.
     Section 2.04 Reserved.
     Section 2.05 Reserved.
     Section 2.06 Reserved.
     Section 2.07 Optional Prepayments.
          (a) The Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans payable by the Borrower, in whole or in part, upon notice to the Administrative Agent, specifying (i) the date and amount of prepayment, and (ii) the respective amounts to be prepaid in respect of such Loans. Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.21. The Loans shall also be subject to prepayment as provided in Section 10.13.
          (b) Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. All prepayments of Loans pursuant to this Section 2.07 shall be without the payment by the Borrower of any premium or penalty except for amounts payable pursuant to Section 2.21.
     Section 2.08 Reserved.
     Section 2.09 Reserved.

     Section 2.10 Interest.
          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid Principal Amount thereof at a rate per annum equal to the LIBO Rate for such Interest Period plus the Eurodollar Margin for such day. Each Alternate Base Rate Loan shall bear interest on the unpaid Principal Amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Base Rate Margin. Upon the occurrence and continuance of any Event of Default occurring pursuant to Section 8.01(a), Section 8.01(f) or Section 8.01(g), all Loans outstanding and such overdue amount, in the case of a failure to pay amounts when due, shall automatically bear interest (as well after as before judgment), at a rate per annum which is two percent (2%) above the rate which would otherwise be applicable to such Loan pursuant to whichever of the three preceding sentences shall apply (the “Post-Default Rate”) until paid in full. Upon the occurrence and continuance of any Event of Default other than those listed in the previous sentence, all Loans outstanding shall bear interest at the Post-Default Rate upon the written election of the Majority Lenders. Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest payable on overdue principal shall be payable on demand.
          (b) The Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert the Borrowing to a different Type or to continue the Borrowing for an additional Interest Period (and elect Interest Periods therefor), all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall then and thereafter be considered a separate Borrowing.
          (c) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (the “Interest Election Request”) by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (d) Each telephonic and written Interest Election Request shall identify the Borrower and specify the following information in compliance with Section 2.03:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an Alternate Base Rate Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
          (e) If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (f) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s obligation with respect to each resulting Borrowing.
          (g) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an Alternate Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be continued as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be continued as an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
     Section 2.11 Computation of Interest.
          (a) Interest on Alternate Base Rate Loans shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall notify the Borrower and the Lenders of each determination of a LIBO Rate. Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective. The Administrative Agent shall notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternative Base Rate.
          (b) The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

     Section 2.12 Funding of Borrowings.
          (a) Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on the Effective Date in accordance with Section 2.12(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then each such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the cost incurred by the Administrative Agent for making such Lender’s share of the Borrowing and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing.
     Section 2.13 Pro Rata Treatment and Payments.
          (a) The Borrowing by the Borrower from the Lenders, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans shall be made pro rata according to the Applicable Percentages, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.14, Section 2.15, Section 2.16, Section 2.21, Section 10.03 or Section 10.13 shall be made for the account of such Lender, and (ii) if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied, first for the account of the Lenders other than the Defaulting Lender, pro rata according to the Applicable Percentages of such Lenders, until the principal of and interest on the Loans of such Lenders shall have been paid in full and, second for the account of such Defaulting Lender, provided that the application of such payments in accordance with this clause (ii) shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of Section 2.10(a), if, had such payments been applied without regard to this clause (ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such

Defaulting Lender would have been overdue. All payments (including prepayments) to be made by the Borrower on account of principal and interest shall be made in immediately available funds without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders at the Administrative Agent’s office as notified to the Borrower from time to time at least five (5) Business Days before any change in such office. On the date of this Agreement, the office of the Administrative Agent is located at Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, Houston, TX 77002, Attention of Will Rogers, Phone No.: (713) 319-1362, Facsimile No.: (713) 739-1087. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.
          (b) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.
          (c) Except as provided in Section 2.14, Section 2.15, Section 2.16, Section 2.21, Section 10.03, Section 10.13, and this Section 2.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans with respect to the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(b) or Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.14 Increased Cost of Loans.
          (a) If any change in any applicable law, treaty or governmental regulation after the date of this Agreement, or in the interpretation or application thereof after the date of this Agreement, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or issued after the date of this Agreement, which:
          (i) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or
          (ii) does or shall impose on such Lender or the London interbank market any other condition affecting this Agreement, any Note or the Eurodollar Loans;
and the result of any of the foregoing is to increase the cost to such Lender of making, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce any amount received or receivable by such Lender hereunder or under any Note (whether of principal, interest, or otherwise), then, in any such case, the Borrower shall pay such Lender, upon written demand being made to the Borrower by such Lender, such additional amount or amounts which will compensate such Lender for such amounts as such Lender reasonably deems to be material with respect to this Agreement, the Notes, or the Loans hereunder, provided, however, that if all or any such additional cost would not have been payable, or such reduction would not have occurred, but for such Lender’s decision to designate a new Eurodollar Lending Office or Domestic Lending Office or refusal to change to another Eurodollar Lending Office or Domestic Lending Office as provided below, the Borrower shall have no obligation under this Section 2.14 to compensate such Lender for such amount. Such demand shall be accompanied by a certificate of a duly authorized officer of such Lender setting forth the amount of such payment and the basis therefor. Each Lender shall also give written notice to the Borrower and the Administrative Agent of any event occurring after the date of this Agreement which would entitle such Lender to compensation pursuant to this Section 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different Eurodollar Lending Office or a Domestic Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. Notwithstanding the foregoing, in the event that any Lender shall demand payment pursuant to this Section 2.14, the Borrower may, upon at least two (2) Business Days’ notice to the Administrative Agent and such Lender, continue in whole (but not in part) the Eurodollar Loans of such Lender into Alternate Base Rate Loans without regard to the requirements of Section 2.10.
          (b) If any Lender shall have reasonably determined that the adoption after the date of this Agreement of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof after the date of this Agreement or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority made or issued after the date of this Agreement, does or shall have the effect of reducing the rate of return on such Lender’s capital, or in the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender, or such Lender’s holding company, could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction from and after such date the Borrower receives the request; provided, however, that the foregoing shall not apply to any capital adequacy requirement imposed solely by reason of any business combination effected after the Effective Date.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be prima facie evidence of the amount of such payment. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.15 Illegality. Notwithstanding anything herein contained, if any Lender shall make a good faith determination that a change in any applicable law or regulation after the date of this Agreement or in the interpretation thereof after the date of this Agreement by any authority charged with the administration thereof shall make it unlawful for such Lender to give effect to its obligations to make, continue or maintain its Eurodollar Loans under this Agreement, the obligation of such Lender to make, continue or maintain Eurodollar Loans hereunder shall be suspended for the duration of such illegality. Such Lender, by written notice to the Administrative Agent and the Borrower, shall declare that such Lender’s obligation to make Eurodollar Loans and to, continue and maintain Eurodollar Loans shall be suspended, and the Borrower, on the last day of the then current Interest Period applicable to such Eurodollar Loans or portion thereof or, if such Lender so requests, on such earlier date as may be required by relevant law, shall continue such Eurodollar Loans or portion thereof as Alternate Base Rate Loans without regard to the requirements of Section 2.10. If and when such illegality ceases to exist, such suspension shall cease and such Lender shall notify the Borrower and the Administrative Agent thereof and any Loans previously continued from Eurodollar Loans to Alternate Base Rate Loans pursuant to this Section 2.15 shall be continued as Loans of Types corresponding to the Loans maintained by the other Lenders on the last day of the Interest Period of the corresponding Eurodollar Loans of such other Lenders.
     Section 2.16 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower under each Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section), the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Borrower shall make such deductions or withholding, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of the Borrower under each Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or with withholding at a reduced rate. In addition, each Lender that is not (i) a Foreign Lender or (ii) an “exempt recipient” that is either (A) a corporation described in U.S. Treasury regulation section 1.6049-4(c)(1)(ii)(A)(1) or (B) a financial institution described in U.S. Treasury regulation section 1.6049-4(c)(1)(ii)(M) (provided that the Lender is reasonably identifiable as a financial institution pursuant to the last two sentences of subparagraph (M)), agrees to provide Borrower with such form or forms, including IRS Form W-9, as may be required under the Code, or other laws of the United States or reasonably requested by Borrower, as a condition to exemption from, United States backup withholding before receiving its first payment under this Agreement and at any other time reasonably requested by Borrower.
          (f) For any period during which a Lender has failed to provide the Borrower with the appropriate documentation as required by Section 2.16(e), the Borrower shall not be obligated to pay, and such Lender shall not be entitled to secure additional amounts under this Section 2.16 with respect to Indemnified Taxes imposed by a Governmental Authority to the extent that such additional amounts would not have arisen but for such failure of such Lender.
          (g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to forthwith repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.16 shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (h) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16(a), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.16(a), in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (i) If a payment made to a Lender under this Agreement would be subject to withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
     Section 2.17 Substitute Loan Basis. In the event that prior to the commencement of any Interest Period for any Eurodollar Borrowing the Majority Lenders shall reasonably determine (which determination shall be final and conclusive and binding upon the Borrower) that (a) by reason of changes affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the LIBO Rate for such requested Interest Period, or (b) the LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period then, and in any such event, the Administrative Agent shall forthwith give notice to the Borrower and, (i) unless, on the date upon which such Eurodollar Loans were to be made, the Borrower notifies the Administrative Agent that it elects not to borrow on such date, any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (ii) any Loans that were to have been, on the first day of such Interest Period, continued as Eurodollar Loans, shall be continued as Alternate Base Rate Loans on the date upon which such Loans were to have been continued, and (iii) any outstanding Eurodollar Loans shall be continued, on the last day of the Interest Period applicable thereto, as Alternate Base Rate Loans on the date upon which such Loans are to be continued. The Administrative Agent shall give written notice to the Borrower of any event occurring after the giving of such notice which permits an adequate and fair means of ascertaining the LIBO Rate and until such notice by the

Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to continue as Eurodollar Loans.
     Section 2.18 Certain Conversions or Continuations. If the Eurodollar Loans of any Lender are converted or continued as Alternate Base Rate Loans pursuant to Section 2.14 or Section 2.15 (such Eurodollar Loans being herein called “Affected Loans”), unless and until such Lender gives written notice that the circumstances which gave rise to such conversion or continuation no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) such Lender shall not make further Affected Loans and all Loans which would otherwise be made by such Lender as, or continued by such Lender into, Affected Loans shall be made instead as, or continued as Alternate Base Rate Loans (on which interest and principal shall be payable simultaneously with the related Loans of the other Lenders).
     Section 2.19 Certain Notices. Notices by the Borrower under each of Section 2.03, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 and under the definition of “Interest Period” in Section 1.01 (a) shall (unless otherwise specifically provided) be given in writing, by telecopy or by telephone (confirmed promptly in writing), and (b) shall be effective only if received by the Administrative Agent and, in the case of Section 2.14, the Lender involved, not later than 11:30 a.m. (New York City time) on the day specified in the respective Section or definition as the latest day such notice may be given. Notices by the Borrower under each of Section 2.03, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 shall be irrevocable.
     Section 2.20 Minimum Amounts of Eurodollar Borrowings. All Borrowings and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate Principal Amount of the Loans comprising each Eurodollar Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
     Section 2.21 Break Funding Payments. In the event of (a) the payment of any Principal Amount of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the Principal Amount of such Loan had such event not occurred, at the LIBO Rate (in the case of a Eurodollar Loan) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such Principal Amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything to the contrary contained herein, no Lender shall be entitled to receive any amount or amounts pursuant to this Section if such amount or amounts are attributable solely to the merger or other consolidation of such Lender with another Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.01 Representations of the Borrower. The Borrower represents and warrants to the Administrative Agent and the Lenders that:
          (a) The Borrower and each Subsidiary has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) the Borrower and each Subsidiary is qualified to do business as a foreign entity and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would constitute a Material Adverse Change.
          (b) This Agreement, the Transactions and all other Loan Documents to which the Borrower or any Subsidiary is a party have been duly authorized, executed and delivered by the Borrower or such Subsidiary, and each of this Agreement, its Notes and the other Loan Documents to which it is a party constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its respective terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principals of general applicability. The Borrower’s Notes have been duly authorized by the Borrower and, when executed, issued and delivered pursuant hereto for value received, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms, except as (i) may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary which purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or any of their respective Notes.
          (c) The execution, delivery and performance of each Loan Document by the Borrower and its Subsidiaries will not violate or conflict with (i) the organizational documents of the Borrower or any Subsidiary, as in effect on the Effective Date, or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower or any Subsidiary.
          (d) The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders, decrees and requirements of any Governmental Authority applicable to them or their properties, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would not have or would not reasonably be expected to cause a Material Adverse Change.
          (e) On the Effective Date there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary before any Governmental Authority as to which, in the opinion of the Borrower, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Change.
          (f) The consolidated balance sheets of the Borrower (and its predecessor entity) and its consolidated Subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, partners’ (or stockholders’) equity and cash flows for each of the years in the three-year period ended December 31, 2009, audited by KPMG LLP, present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with GAAP applied on a consistent basis.
          (g) There has been no Material Adverse Change.
          (h) Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to be a Material Adverse Change.
          (j) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the projected financial information will be achieved.

          (k) The Borrower’s Subsidiaries as of the Effective Date are listed on Schedule II.
          (l) The General Partner has filed all United States Federal income tax returns and all other material tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all taxes required to have been paid by it, except (i) taxes the validity of which is being contested in good faith by appropriate proceedings, and with respect to which the General Partner, to the extent required by GAAP, has set aside on its books adequate reserves or (ii) to the extent the failure to do so (individually or collectively) would not reasonably be expected to result in a Material Adverse Change.
          (m) Each of the real properties owned or leased by the Borrower or any of its Subsidiaries and all their operations at such properties are in compliance with all applicable Environmental Laws and neither the Borrower nor any of its Subsidiaries has received any notice regarding violation of any Environmental Law with respect to the properties or the businesses operated by the Borrower or any of its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Change.
          (n) No Event of Default has occurred and is continuing.
          (o) The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of the Margin Regulations).
          (p) The Borrower and each of its Subsidiaries is and, after the consummation of the transactions contemplated by this Agreement, will be “solvent” within the meaning of such term under the United States Bankruptcy Code.
ARTICLE IV
AFFIRMATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
     Section 4.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          (a) Within the period required by applicable law (and concurrently with the filing thereof with the Commission), copies of the annual reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if the Borrower is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 4.01(a) if it shall have timely made the same available on “EDGAR” on the worldwide web and complied with Section 4.01(f) in respect thereof; provided further, however, that if any Lender is unable to access EDGAR on the worldwide web, the Borrower agrees to provide such Lender with paper copies of the information required to be furnished pursuant to this Section 4.01(a) promptly following notice from the Administrative Agent that such Lender has requested same.
          (b) Within sixty (60) days after the close of each of the first three quarters of each fiscal year of the Borrower, a statement by a responsible officer of the Borrower calculating compliance or non-compliance, as the case may be, with Section 5.01 and Section 5.02 (if applicable) as of the close of such period and stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (c) Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, a statement by a responsible officer of the Borrower calculating compliance or non-compliance, as the case may be, with Section 5.01 and Section 5.02 (if applicable) as of the close of such period and stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (d) Such other information respecting the financial condition or operations of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
          (e) Information required to be delivered pursuant to Section 4.01(a) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on EDGAR (and the Borrower hereby agrees to provide such notice).
     Section 4.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Event of Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that if adversely determined, could reasonably be expected to result in a Material Adverse Change; and
          (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section 4.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken with respect thereto.
     Section 4.03 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, and shall obtain all consents and approvals required by any Governmental Authority (including the U.S. Department of Justice) with respect to acquisitions, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     Section 4.04 Use of Proceeds.
          (a) The proceeds of the Loans shall be used to repay borrowings under the Revolving Credit Agreement, provide working capital and for capital expenditures, Permitted Acquisitions or other general corporate purposes.
          (b) No part of the proceeds of any Loan will be used for any purpose which violates the Margin Regulations.
     Section 4.05 Maintenance of Property; Insurance.
          (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
          (b) The Borrower will at all times maintain, with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance) customarily carried by companies engaged in the same or similar business and similarly situated; provided that the Borrower shall not be required to maintain insurance against risks or in amounts no longer economically available on a de novo or renewal basis, as applicable, to other companies engaged in the same or similar business and similarly situated.
     Section 4.06 Additional Guarantors. The Borrower shall promptly cause any newly formed or acquired Subsidiary other than a Joint Venture to guarantee the Loans made under this Agreement pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause each such Subsidiary to, (a) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary and (b) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. On the Investment Grade Rating Date, if no Default or Event of Default has occurred and is continuing, the Subsidiaries guaranteeing the Indebtedness shall be released of their obligations under the Guaranty Agreement and this Section 4.06 shall have no further force or effect.

     Section 4.07 Books and Records; Inspections. The Borrower will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. In the absence of an Event of Default and notwithstanding anything to the contrary in Section 10.03, the Borrower shall not be required to pay for more than one such visit in any year.
     Section 4.08 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.
     Section 4.09 Material Contracts. The Borrower will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of the Borrower or such Subsidiary in the ordinary course, except where the failure to comply would not have or would not reasonably be expected to cause a Material Adverse Change.
ARTICLE V
FINANCIAL COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
     Section 5.01 Consolidated Leverage Ratio. The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 2010), shall be less than or equal to 4.50 to 1.00.
     Section 5.02 Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio, as at the end of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 2010) occurring prior to the Investment Grade Rating Date, shall be greater than or equal to 3.00 to 1.00. For each fiscal quarter ending on and after the Investment Grade Rating Date, the Borrower shall have no further obligation to comply with this Section 5.02.
ARTICLE VI
NEGATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

     Section 6.01 Nature of Business. The Borrower will not, nor will it permit its Subsidiaries to (whether now owned or acquired or formed subsequent to the Effective Date), materially alter the character of its or their business on a consolidated basis from the midstream energy business.
     Section 6.02 Liens. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or any of its Subsidiaries, except for the following:
          (a) Liens for taxes, assessments or other governmental or quasi-governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
          (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and interest owners of oil and gas production and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
          (c) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
          (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;
          (e) Liens with respect to judgments and attachments which do not result in an Event of Default;
          (f) Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business;
          (g) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases permitted under the terms of this Agreement (other than Capital Leases), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

          (h) Liens securing obligations under Capital Leases; provided, that (i) any such Liens attach only to the property which is the subject of such Capital Lease, (ii) such Liens secure only the Indebtedness comprised of such Capital Lease and (iii) the aggregate Indebtedness being secured by such Liens does not exceed at any one time calculated as of the date such Capital Lease is created ten percent 10% of Consolidated Net Tangible Assets;
          (i) Liens securing Acquired Indebtedness;
          (j) rights of first refusal entered into in the ordinary course of business;
          (k) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;
          (l) Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enters into forward contracts, futures contracts, swap agreements (including interest rate swap agreements) or other commodities contracts in the ordinary course of business;
          (m) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by this Section 6.02; provided, that the principal amount of such Indebtedness is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Indebtedness as well as any premiums owed on and accrued and unpaid interest related to the original Indebtedness) and is not secured by any additional assets; and
          (n) Liens securing (i) Permitted Senior Debt and (ii) other obligations in an amount not to exceed, in the aggregate, at any one time, calculated as of the date such Lien is incurred, 15% of Consolidated Net Tangible Assets less the principal amount of Permitted Senior Debt then outstanding and permitted to be secured pursuant to clause (i) above (and, for purposes of this Section 6.02(n), with respect to any such secured Indebtedness of a Joint Venture of the Borrower with no recourse to the Borrower or any wholly-owned Subsidiary thereof, only that portion of such Indebtedness reflecting the Borrower’s pro rata ownership interest therein shall be included in calculating compliance herewith), provided that, if the amount of such Permitted Senior Debt and other obligations exceed the amount specified above, then at the time such Liens to secure such Permitted Senior Debt or other obligations are granted, the Loans and other obligations under this Agreement and other Loan Documents shall be secured equally and ratably with such Permitted Senior Debt or other obligations.

     Section 6.03 Dispositions. Prior to the Investment Grade Rating Date, the Borrower will not make, nor permit its Subsidiaries to make any Disposition except:
          (a) Dispositions of inventory in the ordinary course of business;
          (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries that are Disposed of in the ordinary course of business;
          (c) Dispositions of assets to the Borrower or a Subsidiary;
          (d) Dispositions of or constituting Investments permitted under Section 6.06;
          (e) Dispositions of accounts receivable in connection with the collection or compromise thereof;
          (f) Dispositions of licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;
          (g) Dispositions of Cash Equivalents for fair market value;
          (h) Dispositions in which: (i) the assets being disposed are used simultaneously in exchange for replacement assets or (ii) the net proceeds thereof are either (A) reinvested within 180 days from such Disposition in assets to be used in the ordinary course of the business of the Borrower and its Subsidiaries and/or (B) used first, to permanently reduce on a dollar for dollar basis the commitments under the Revolving Credit Agreement, and then, to prepay the Loans; or
          (i) other Dispositions not exceeding in the aggregate for the Borrower and its Subsidiaries (i) 10% of Consolidated Net Tangible Assets in any fiscal year (measured as of the date of determination) and (ii) 20% of Consolidated Net Tangible Assets during the term of this Agreement.
     Section 6.04 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than the Borrower or one of its Subsidiaries) unless such transaction between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than the Borrower or one of its Subsidiaries) on the other hand, shall be on terms that are fair and reasonable to the Borrower or such Subsidiary; provided, that the foregoing provisions of this Section 6.04 shall not (a) prohibit the Borrower or any Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or any Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or any Subsidiary from engaging in a transaction or transactions on terms that are not fair and reasonable to such Person, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are fair and reasonable to such Person, (d) prohibit the Borrower or any Subsidiary from engaging in non-material transactions with any Affiliate other than the Borrower or any Subsidiary that are not fair and reasonable to such Person, but are in the ordinary course of such Person’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit the Borrower or any Subsidiary from entering into or performing its obligations under any of the agreements listed on Schedule III or any amendments, modifications or replacements thereto that, in the aggregate, are not materially adverse to the Borrower or any Subsidiary party thereto, or (f) prohibit the Borrower or any Subsidiary from compensating its employees and officers in the ordinary course of business; provided, further, that a finding by the Board of Directors of General Partner that a transaction or series of transactions is on terms which are fair and reasonable to the Borrower or any Subsidiary shall be dispositive.
     Section 6.05 Indebtedness. Prior to the Investment Grade Rating Date, the Borrower will not, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness under the Loan Documents;
          (b) Investments permitted under Section 6.06 that would constitute Indebtedness;
          (c) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under hedging agreements or other derivative products; provided that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
          (d) current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
          (e) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of this Agreement;
          (f) Indebtedness in respect of the Working Capital Line and Intercompany Loan in an aggregate principal amount not to exceed $205,000,000;
          (g) Indebtedness in respect of the Revolving Credit Agreement;
          (h) Indebtedness in respect of the APC Revolver in an aggregate amount not to exceed $100,000,000;

          (i) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default or Event of Default;
          (j) refinancings, extensions, renewals and refunding of Indebtedness permitted by this Section 6.05;
          (k) Acquired Indebtedness; and
          (l) Permitted Senior Debt.
On and after the Investment Grade Rating Date, the Borrower will not (i) create, incur, assume or suffer to exist any Indebtedness (other than Loans hereunder) unless at the time of the incurrence thereof and after giving effect thereto (x) the Borrower shall be in compliance with Section 5.01 and (y) no Default or Event of Default shall have occurred and be continuing or (ii) permit its Subsidiaries to, create, incur, assume or suffer any Indebtedness (other than guarantees of the Loans hereunder), except (x) Indebtedness in an aggregate amount not to exceed, at any one time outstanding as of the date such Indebtedness is incurred, not to exceed the lesser of (A) 20% of Consolidated Net Tangible Assets less, if the Loans and other obligations under this Agreement have not been secured as contemplated under Section 6.02(n), the amount of Indebtedness secured under Section 6.02(n) and (B) 15% of Consolidated Net Tangible Assets and (y) Acquired Indebtedness.
     Section 6.06 Investments. Prior to the Investment Grade Rating Date, the Borrower will not, nor will it permit its Subsidiaries to, make any Investments, except:
          (a) Investments held by the Borrower or a Subsidiary of the Borrower in the form of cash or Cash Equivalents;
          (b) Investments in any Subsidiary of the Borrower or by any Subsidiary in the Borrower;
          (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
          (d) Investments in any Joint Venture for the purpose of developing capital projects in the midstream energy business; provided that either (i) such Joint Venture is not subject to any contract or other consensual restriction or limitation on the ability of such Joint Venture to make Restricted Payments to the Borrower or its Subsidiaries (each a “Payment Restriction”) other than limitations contained in its organizational documents subjecting such Restricted Payments to the discretion of its Board of Directors and/or permitting Restricted Payments only to the extent of available cash (as defined therein), (ii) such Investment is in a Joint Venture that was in existence prior to the Effective Date, or (iii) if such Investment is in Joint Ventures subject to Payment Restrictions (other than as permitted in the foregoing clause (ii)), the aggregate amount of all such Investments does not exceed, at any one time outstanding, calculated as of the date such Investment is made, 25% of Consolidated Net Tangible Assets; provided that in no event shall the aggregate amount of Investments in Joint Ventures, other than Investments in Joint Ventures permitted under the foregoing clause (ii), calculated as of the date such Investment is made, exceed 30% of Consolidated Net Tangible Assets;
          (e) Investments in Permitted Acquisitions;
          (f) Loans and advances to the General Partner to enable the General Partner to pay general and administrative costs and expenses pursuant to the Partnership Agreement;
          (g) A $260,000,000 loan to Anadarko issued in connection with the Borrower’s initial public offering in the form of a 6.5% 30-year note payable quarterly, with principal and all accrued and unpaid interest due in full at maturity; and
          (h) other Investments in an aggregate amount not to exceed, at any one time outstanding, $25,000,000.
     Section 6.07 Restricted Payments. Prior to the Investment Grade Rating Date, the Borrower will not, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
          (a) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional Equity Interests of the Borrower;
          (b) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests;
          (c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay quarterly cash dividends or distributions to its partners of Available Cash in accordance with the Partnership Agreement;
          (d) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by the Borrower or such Subsidiary in the ordinary course of business;
          (e) so long as no Default or Event of Default exists and is continuing, the Borrower may make repurchases of its Equity Interests; and
          (f) so long as no Default or Event of Default exists and is continuing, the Borrower may make special distributions to the General Partner in connection with any Permitted Acquisition with Anadarko or any of its Subsidiaries (other than the Borrower and its Subsidiaries) in an amount, for any Permitted Acquisition, not greater than the aggregate value of the consideration for the property or assets acquired.

     Section 6.08 Intercompany Payments.
          (a) The Borrower will not, nor will it permit its Subsidiaries to, make any payment of principal on any intercompany Indebtedness owed to any Person other than the Borrower or its Subsidiaries, except (i) payments made by the Borrower on the Working Capital Line, and (ii) as may be refinanced with a public or private debt or equity issuance; provided that, if no Loan is outstanding, the Borrower may make payments on the Intercompany Loan.
          (b) If an Event of Default has occurred and is continuing, then the Borrower and its Subsidiaries shall not offset any intercompany payables or receivables owing among any of the Borrower and any of its Subsidiaries on the one hand and Anadarko or any of its Subsidiaries, other that the Borrower or its Subsidiaries, on the other.
     Section 6.09 Limitations on Sales and Leasebacks. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Borrower or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Borrower or a Subsidiary for a period, including renewals, in excess of three years, of any property which has been or is to be sold or transferred more than one hundred eighty (180) days after the completion of construction and commencement of full operation thereof, by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property (herein referred to as a “sale and leaseback transaction”) unless the Borrower, within one hundred eighty (180) days after the sale or transfer shall have been made by the Borrower or by a Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the property sold and leased back pursuant to such arrangement or (ii) the net amount (after deducting applicable reserves) at which such property is carried on the books of the Borrower or such Subsidiary at the time of entering into such arrangement, to the retirement of Indebtedness of the Borrower.
     Section 6.10 Fundamental Changes. The Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:
          (a) (i) in the case of a merger or amalgamation, the Borrower is the surviving entity; or
     (ii) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership or trust, shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, shall (1) have unsecured non-credit enhanced publicly held indebtedness with an Investment Grade Rating, and (2) expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Loans and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed; and
          (b) immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.
     Section 6.11 Negative Pledge Agreements. Prior to the Investment Grade Rating Date, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Revolving Credit Agreement or the Permitted Senior Debt Documents) which prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of the Administrative Agent and the Lenders (other than any obligation under the Revolving Credit Agreement or the Permitted Senior Debt Documents to secure the obligations under this Agreement equally and ratably with other senior Indebtedness permitted to be incurred under Section 6.05) or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Subsidiary that is a guarantor, or which requires the consent of other Persons in connection therewith; provided, that this covenant shall not apply to Chipeta or to any other Joint Venture in which the Equity Interests of the Borrower or any Subsidiary constitute an Investment not prohibited under Section 6.06.
For the sake of clarity, nothing in this Section 6.11 shall restrict Anadarko or any Subsidiary of Anadarko, other than the Borrower or any of its Subsidiaries.
ARTICLE VII
CONDITIONS OF LENDING
     Section 7.01 Conditions Precedent to the Loans.. The obligations of the Lenders to make the Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
          (a) Appropriate Notes are issued payable to the order of such Lender, if requested;
          (b) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (1) a counterpart of this Agreement signed on behalf of such party, or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) from each Subsidiary that is a guarantor, either (1) a counterpart of the Guaranty signed on behalf of such party, or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Guaranty) that such party has signed a counterpart of the Guaranty;
          (c) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

          (d) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower (and its predecessor entity) for the three most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) pro forma consolidated financial statements as of the Effective Date of the Borrower and its Subsidiaries for the most recent fiscal year after giving effect to the Loans made under this Agreement and (iv) projections prepared by the Borrower of its balance sheet, income statements, Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio for the term of this Agreement;
          (e) The Administrative Agent (or its counsel) shall have received certified copies of the resolutions of (i) the Board of Directors of the General Partner, as general partner of and on behalf of the Borrower, authorizing the execution, delivery and performance of this Agreement and the execution, issuance, delivery and performance of its Notes and (ii) the Board of Directors of and on behalf of each Subsidiary that is a guarantor, authorizing the execution, delivery and performance under the Guaranty Agreement;
          (f) The Administrative Agent (or its counsel) shall have received certificates of responsible officers of the General Partner, as general partner and on behalf of the Borrower, to the effect that:
          (i) the representations and warranties contained in ARTICLE III are true and accurate on and as of the date of the making of each such Loan as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
          (ii) no event has occurred and is continuing or would result from the proposed Borrowing, which constitutes an Event of Default or a Default.
          (g) The Administrative Agent (or its counsel) shall have received an opinion:
          (i) of Vinson & Elkins LLP, special counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent and its counsel; and
          (ii) of an associate general counsel or the general counsel of the Borrower, in form and substance reasonably acceptable to the Administrative Agent and its counsel;
          (h) There shall not have occurred a Material Adverse Change;
          (i) The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they or their counsel may reasonably request;

          (j) The Administrative Agent (or its counsel) shall have received a certificate of a responsible officer of the Borrower relating to the USA Patriot Act; and
          (k) The Administrative Agent shall be reasonably satisfied that, as of the Effective Date, after giving pro forma effect to the Loans made under this Agreement, the Consolidated Leverage Ratio of the Borrower and its Subsidiaries will not exceed 3.00 to 1.00.
     Section 7.02 Additional Conditions Precedent to the Loans. The obligation of each Lender to make its Loan is subject to the further conditions precedent that, on the Effective Date, Section 7.01(f)(i) and Section 7.01(f)(ii) shall be true with respect to such Loan, and the Borrowing shall be deemed to constitute a certification by the Borrower that such statements are true.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01 Events of Default. If one or more of the following events of default (“Events of Default”) shall occur and be continuing:
          (a) the Borrower shall default in any payment of principal of any Loan when and as the same shall become due and payable, or the Borrower shall default in any payment of interest on any Loan, or in the payment of any fees or other amounts, when and as the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;
          (b) any representation or warranty, or certification made by the Borrower herein or any Subsidiary that is a guarantor under the Guaranty Agreement or any statement or representation or certification made or deemed to be made pursuant to ARTICLE III, ARTICLE VII or the Guaranty Agreement shall prove to have been incorrect in any material respect when made;
          (c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02(a) or Section 4.04 applicable to it or ARTICLE VI required to be observed or performed by the Borrower;
          (d) the Borrower shall default in the performance of any other term, condition, covenant or agreement contained in this Agreement (except as set forth in Section 8.01(a) or Section 8.01(c)) required to be performed by it and such default shall continue unremedied for a period of thirty (30) days after written notice thereof, specifying such default and requiring it to be remedied, shall have been received by the Borrower from any Lender;
          (e) the Borrower or any Material Subsidiary shall (i) default in the payment of principal of any Indebtedness in an aggregate principal amount in excess of $10,000,000 (other than the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity;
          (f) the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;
          (g) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as the Borrower or any such Material Subsidiary shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against the Borrower or any such Subsidiary;
          (h) there is entered against the Borrower or any Material Subsidiary one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer), and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;
          (i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor (other than a Subsidiary that is not a Material Subsidiary) party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.
          (j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability which would have a Material Adverse Change; or

          (k) any Change of Control shall occur,
then and in each and every case the Majority Lenders, by notice in writing to the Borrower, may declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 8.01(f) or (g) above, the Loans and any other amounts payable hereunder shall forthwith be due and payable.
ARTICLE IX
THE AGENTS
     Section 9.01 Powers. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder. The Administrative Agent shall have and may exercise such powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement have a fiduciary relationship with any Lender.
     Section 9.02 Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them hereunder or under any agreement executed and delivered pursuant to the terms hereof or in connection herewith or therewith except for their own gross negligence or willful misconduct.
     Section 9.03 No Responsibility for Recitals, Etc. The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, warranties or representations herein or under any agreement executed and delivered pursuant to the terms hereof, for the value, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any agreement executed and delivered pursuant hereto or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement on the part of the Borrower or of any of the terms of any such other agreement by any party thereto.
     Section 9.04 Right to Indemnity. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any agreement executed and delivered pursuant to the terms hereof unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders agree to indemnify the Administrative Agent, to the extent not reimbursed by the Borrower, under this Agreement, ratably in accordance with the aggregate Principal Amount of the Loans made by them for any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent as agent in any way relating to or arising out of this Agreement, the Notes or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including the costs and expenses which the Borrower is obligated to pay under this Agreement but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided no such liability, obligation, damage, penalty, action, judgment, suit, cost, expense or disbursement results from the Administrative Agent’s gross negligence or willful misconduct; provided, however, that, in the event the Administrative Agent receives indemnification from the Lenders hereunder with respect to costs and expenses which the Borrower is obligated to pay under this Agreement, the Administrative Agent shall remit to the Lenders the amount of such costs and expenses to the extent subsequently paid by the Borrower, such remittance to be in accordance with the proportionate amount of the indemnification made by each respective Lender.
     Section 9.05 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder or under any agreement executed and delivered pursuant to the terms hereof in accordance with written instructions to it signed by the Majority Lenders, and (subject to Section 9.01) such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     Section 9.06 Employment of Agents. The Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agent or attorney-in-fact selected by it with reasonable care.
     Section 9.07 Reliance on Documents. The Administrative Agent shall be entitled to rely upon (a) any paper or document believed by it to be genuine and to have been signed or sent by the proper person or persons, and (b) the opinion of its counsel with respect to legal matters. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Administrative Agent signed by such payee shall have been filed with the Administrative Agent.
     Section 9.08 Rights as a Lender. With respect to its Commitment and the Loans made by it, the Administrative Agent shall have the same rights and powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as any Lender, and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its capacity as a Lender hereunder and thereunder. The Administrative Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower, the Subsidiaries and their respective Affiliates as if it were not the Administrative Agent.
     Section 9.09 Non-Reliance on Agents or other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or on any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the Notes. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the

Borrower of this Agreement, the performance or observation by any guarantor under the Guaranty Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any such party that is a guarantor under the Guaranty Agreement. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or which may at any time come into possession of any Agent or any of their respective Affiliates.
     Section 9.10 Events of Default. If the Administrative Agent receives actual knowledge of an Event of Default hereunder, such Agent shall promptly inform the Lenders thereof. The Administrative Agent shall not be deemed to have actual knowledge of an Event of Default hereunder until it shall have received a written notice from the Borrower or any Lender referring to this Agreement, describing such Event of Default and stating that such notice is a “Notice of Default.”
     Section 9.11 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this ARTICLE IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent hereunder.
     Section 9.12 Arrangers and Other Agents. Nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Persons named on the cover of this Agreement or elsewhere in this Agreement as Arrangers, as Syndication Agent, or as Documentation Agent, other than those applicable to all Lenders as such.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrower, to it at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Senior Vice President and Chief Financial Officer, Facsimile No. (832) 636-0278; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380;
          (b) if to the Administrative Agent, to Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attention of Will Rogers, Facsimile No.: (713) 739-1087; or
          (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 10.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Event of Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce any Principal Amount or reduce the rate of interest thereon without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of any Principal Amount or any interest thereon, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.13(a) or Section 2.13(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 7.01, without the consent of each Lender, (vi) release any Guarantor (except as set forth in Section 4.06 and the Guaranty Agreement) or (vii) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
     Section 10.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication (prior to the Effective Date) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated but subject to the cap on legal expenses agreed with the Administrative Agent), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding anything to the contrary, the Borrower shall not have any obligation to pay the fees or expenses of any Lender or the Administrative Agent in connection with any assignment of, or the grant of any participation in, any rights of a Lender under or in connection with this Agreement; provided that the provisions of this sentence shall not apply to any Lender substituted for a Defaulting Lender pursuant to Section 10.13 (b) and (c).
          (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any Subsidiary, or any environmental liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses either (i) did not result directly or indirectly from the action or inaction of the Borrower or any Subsidiary, or (ii) resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent in its capacity as such.
          (d) All amounts due under this Section shall be payable promptly after written demand therefor together with a copy of the invoice(s) or other documentation setting forth in reasonable detail the amount demanded and the matter(s) to which it relates.
     Section 10.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder except with the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower or its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under Section 8.01(a), (b), (g), (h) or (i) has occurred and is continuing, any other assignee; and
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loans to an assignee that is a Lender immediately prior to giving effect to such assignment or an Affiliate of a Lender.

          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (b), (g), (h) or (i) has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and, unless each of the Borrower and the Administrative Agent otherwise consent, shall result in the assigning Lender having no less than $10,000,000 in Loans after giving effect to such assignment;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.21 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and the Borrower, the

Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section and upon satisfaction of the additional conditions set forth in paragraph (b)(ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register maintained at the New York office of the Administrative Agent. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than the Borrower or its Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.16 and Section 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Notwithstanding anything to the contrary, unless otherwise contractually agreed, no Participant shall be entitled to the benefits of Section 10.08 as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) and Section 2.16(g) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board, and to a trustee for the benefit of holders of debt securities issued by such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.14, Section 2.16, Section 2.21, Section 10.03, this Section 10.05, and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other provision hereof.
     Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 10.08 Right of Setoff. If (a) an Event of Default shall have occurred and be continuing, and (b) the principal of the Loans has been accelerated each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Any Lender exercising a right of set off under this Section 10.08 shall promptly notify the Administrative Agent of such action.
     Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes, or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any of the other agents or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 10.12 Confidentiality. The Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a reason to use such Information in connection with the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to use the Information solely for the purpose of such administration), (b) to the extent requested by any regulatory authority or any self-regulatory body having authority to regulate or oversee any aspect of any Lender’s (or any Affiliate of such Lender) business or property, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any counterparty (or its advisor) to any swap, securitization, or derivative transaction referencing or involving any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.13 Termination and Substitution of Lender.
          (a) If (i) the obligation of any Lender to continue Loans as Eurodollar Loans has been suspended pursuant to Section 2.15 or (ii) any Lender has demanded compensation under Section 2.14 or Section 2.16, then the Borrower may, upon three Business Days’ notice to such Lender through the Administrative Agent, prepay in full all of the outstanding Loans of such Lender, or its assignee, together with accrued interest thereon to the date of prepayment and all other amounts payable hereunder to such Lender accrued to the date of prepayment, and concurrently therewith terminate this Agreement with respect to such Lender by giving notice of such termination to the Administrative Agent and such Lender.
          (b) So long as no Default or Event of Default has occurred and is continuing, if any Lender shall become a Defaulting Lender, the Borrower may, in its sole discretion and without prejudice to any right or remedy that the Borrower may have against such Defaulting Lender with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, upon notice to such Defaulting Lender and the Administrative Agent, (i) if at such time there are no Loans of such Defaulting Lender outstanding, terminate this Agreement with respect to such Defaulting Lender, or (ii) if at such time such Defaulting Lender shall have its Loan outstanding, subject to obtaining a substitute lender or lenders to assume the Loan of such Defaulting Lender pursuant to subsection (c) below, terminate this Agreement with respect to such Defaulting Lender and prepay in full the outstanding Loan of such Defaulting Lender together with accrued interest to the date of prepayment and any other amounts due such Defaulting Lender under the Loan Documents, provided that the provisions of Section 2.19 shall not apply to any such prepayment.
          (c) If the Borrower elects to terminate this Agreement with respect to any Lender under Section 10.13(b)(ii), the Borrower shall cooperate in good faith with the Administrative Agent, to seek a mutually satisfactory substitute lender or lenders (which may be one or more of the Lenders) to assume the Commitment and/or Loan of such relevant Lender and until a substitute lender (or lenders) has been found and documents reasonably acceptable to each of the substitute lender or lenders, the Administrative Agent and the Borrower have been executed to provide for the assignment of the rights and obligations of the Defaulting Lender to the substitute lender or lenders in accordance with Section 10.04. If the Borrower elect to terminate this Agreement with respect to any Lender under Section 10.13(a)(i) or (ii), the total Commitments hereunder shall be reduced by an amount equal to such terminated Lender’s Commitment.
     Section 10.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow such Lender to identify the Borrower and such Subsidiaries in accordance with the USA Patriot Act.
[SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:	WESTERN GAS PARTNERS, LP

	By:	Western Gas Holdings, LLC,
its general partner

	By:	/s/ Donald R. Sinclair

	Name:	Donald R. Sinclair
	Title:	President and Chief Executive Officer
[Signature Page — $250,000,000 Term Loan Agreement]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ William Rogers

	Name:	William Rogers
	Title:	Managing Director
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ William Rogers

	Name:	William Rogers
	Title:	Managing Director
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	DNB NOR BASK ASA, NEW YORK BRANCH

	By:	/s/ Barbara Gronquist

	Name:	Barbara Gronquist
	Title:	Senior Vice President

	By:	/s/ Nikolai A. Nachamkin

	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Justin M. Alexander

	Name:	Justin M. Alexander
	Title:	Vice President
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	MORGAN STANLEY BANK, N.A.

	By:	/s/ Ryan Vetsch

	Name:	Ryan Vetsch
	Title:	Authorized Signatory
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	BANK OF MONTREAL

	By:	/s/ James V. Ducote

	Name:	James V. Ducote
	Title:	Director
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	BARCLAYS BANK PLC

	By:	/s/ Ann Sutton

	Name:	Ann Sutton
	Title:	Director
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Andreas Neumeier

	Name:	Andreas Neumeier
	Title:	Managing Director

	By:	/s/ Ming K. Chu

	Name:	Ming K. Chu
	Title:	Vice President
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ Jay T. Sartain

	Name:	Jay T. Sartain
	Title:	Authorized Signatory

[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	SCOTIABANC INC.

	By:	/s/ J.F. Todd

	Name:	J.F. Todd
	Title:	Managing Director
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	UBS LOAN FINANCE LLC

	By:	/s/ Irja R. Otsa

	Name:	Irja R. Otsa
	Title:	Associate Director

	By:	/s/ April Varner-Nanton

	Name:	April Varner-Nanton
	Title:	Director
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	CITIBANK, N.A.

	By:	/s/ K. Clinton Gerst

	Name:	K. Clinton Gerst
	Title:	Attorney-In-Fact
[Signature Page — $250,000,000 Term Loan Agreement]

LENDER:	COMERICA BANK

	By:	/s/ Paul Edmonds

	Name:	Paul Edmonds
	Title:	Vice President
[Signature Page — $250,000,000 Term Loan Agreement]

ANNEX I
LIST OF COMMITMENTS

	Commitment/
	Amount of	Percentage of
Lenders	Term Loan	Term Loans
Wells Fargo Bank, National Association	$35,000,000	14.00%
DnB NOR Bank ASA, New York Branch	$35,000,000	14.00%
U.S. Bank National Association	$18,000,000	7.20%
Morgan Stanley Bank, N.A.	$18,000,000	7.20%
Bank of Montreal	$18,000,000	7.20%
Barclays Bank PLC	$18,000,000	7.20%
Deutsche Bank AG New York Branch	$18,000,000	7.20%
Royal Bank of Canada	$18,000,000	7.20%
SCOTIABANC INC.	$18,000,000	7.20%
UBS Loan Finance LLC	$18,000,000	7.20%
Citibank, N.A.	$18,000,000	7.20%
Comerica Bank	$18,000,000	7.20%

Totals	$250,000,000	100.00%

Annex I-1
Commitments

SCHEDULE I
PRICING SCHEDULE
Prior to Borrower obtaining a rating on its senior unsecured non-credit enhanced publicly held indebtedness of BBB-/Baa3 or higher from S&P, Moody’s or Fitch and a rating not less than BB+/Ba1 from at least one other such agency, pricing shall be based upon the Consolidated Leverage Ratio as follows:

		Eurodollar	Base Rate
Level	Consolidated Leverage Ratio	Margin	Margin
I	Less than 2.50 to 1.00	2.500%	1.500%
II	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.750%	1.750%
III	Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	3.000%	2.000%
IV	Greater than or equal to 4.00 to 1.00	3.500%	2.500%
The applicable interest Margins shall be based on the applicable Level of the Pricing Grid based on the calculation of the Total Leverage Ratio set forth in the compliance certificate delivered on the Effective Date until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Effective Date.
On and after the date on which the Borrower obtains such ratings, pricing shall be based upon the Borrower’s rating on its senior unsecured non-credit enhanced publicly held indebtedness as follows:

Senior Unsecured	Eurodollar	Base Rate
Debt Rating	Margin	Margin
> BBB+ / Baa1	2.000%	1.000%
BBB / Baa2	2.250%	1.250%
BBB- / Baa3	2.500%	1.500%
< BBB- / Baa3	3.000%	2.000%
If there are at least two ratings from S&P, Moody’s or Fitch, then if the highest and lowest ratings are different by one notch, the highest rating will govern and if there is a two notch or greater difference between the highest and the lowest rating, then the governing rating will be one level better than the lowest rating. If the Borrower ceases to have senior unsecured non-credit enhanced publicly held indebtedness which is rated by at least two of S&P, Moody’s and Fitch, then from and after the date on which the Borrower ceases to have such indebtedness so rated, pricing shall be based on the first table in this pricing schedule.
Schedule I
Pricing Schedule

SCHEDULE II
SUBSIDIARIES
Anadarko Gathering Company, LLC
     a Delaware limited liability company,
Kerr-McGee Gathering LLC
     a Colorado limited liability company,
MIGC, LLC
     a Delaware limited liability company,
Pinnacle Gas Treating, LLC
     a Texas limited liability company,
Western Gas Operating, LLC
     a Delaware limited liability company,
Western Gas Partners Finance Corporation,
     a Delaware corporation
Western Gas Wyoming LLC
     a Wyoming limited liability company,
WGR Operating, LP
     a Delaware limited partnership,
Schedule II
Subsidiaries

SCHEDULE III
AFFILIATE AGREEMENTS
1.	Contribution, Conveyance and Assumption Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, Anadarko Petroleum Corporation, WGR Holdings, LLC, Western Gas Resources, Inc., WGR Asset Holding Company LLC, Western Gas Operating, LLC and WGR Operating, LP, dated as of May 14, 2008.

2.	Contribution Agreement, dated as of November 11, 2008, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

3.	Contribution Agreement, dated as of July 10, 2009, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, Anadarko Uintah Midstream, LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.
4.	Contribution Agreement, dated as of January 29, 2010, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, Mountain Gas Resources LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.
5.	Contribution Agreement, dated as of May 27, 2010 by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating LLC and WGR Operating, LP.
6.	First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated May 14, 2008.
7.	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated as of December 19, 2008.
8.	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated as of April 15, 2009.
9.	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP dated July 22, 2009.
10.	Amendment No. 4 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP dated January 29, 2010.
11.	Amended and Restated Limited Liability Company Agreement of Western Gas Holdings, LLC, dated as of May 14, 2008.
Schedule III
Affiliate Agreements

12.	Term Loan Agreement due 2013 dated as of December 19, 2008 by and between Anadarko Petroleum Corporation and Western Gas Partners, LP.
13.	Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC and Anadarko Petroleum Corporation, dated as of May 14, 2008.
14.	Amendment No. 1 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of December 19, 2008.
15.	Amendment No. 2 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of July 22, 2009.
16.	Amendment No. 3 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of December 31, 2009.
17.	Amendment No. 4 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of January 29, 2010.
18.	Tax Sharing Agreement by and among Anadarko Petroleum Corporation and Western Gas Partners, LP, dated as of May 14, 2008.
19.	Services and Secondment Agreement between Western Gas Holdings, LLC and Anadarko Petroleum Corporation dated May 14, 2008.
20.	Anadarko Petroleum Corporation Fixed Rate Note due 2038.
21.	Working Capital Loan Agreement between Anadarko Petroleum Corporation and Western Gas Partners, LP, dated as of May 25, 2010.
22.	Revolving Credit Agreement, dated as of March 4, 2008, by and among Anadarko Petroleum Corporation, Western Gas Partners, LP, JPMorgan Chase Bank, N.A., The Royal Bank of Scotland, PLC, BNP Paribas, Bank of America, N.A., BMO Capital Markets Financing, Inc., The Bank of Tokyo-Mitsubishi UFJ, LTD., and each of the Lenders named therein.
23.	Gas Processing Agreement between Chipeta Processing LLC and Kerr-McGee Oil & Gas Onshore LP.
24.	Amended and Restated Limited Liability Company Agreement of Chipeta Processing LLC.
Schedule III
Affiliate Agreements

25.	Dew Gas Gathering Agreement between Anadarko Gathering Company LLC and Anadarko Petroleum Corporation.
26.	Haley Gas Gathering Agreement between Anadarko Gathering Company LLC and Anadarko Petroleum Corporation.
27.	Hugoton Gas Gathering Agreement between Anadarko Gathering Company LLC and Anadarko Petroleum Corporation.
28.	Pinnacle Gas Gathering Agreement between Pinnacle Gas Treating LLC and Anadarko Petroleum Corporation.
29.	Indemnification Agreements (the form of which is on file with the Securities and Exchange Commission) by and between Western Gas Holdings, LLC, its Officers and Directors.
30.	Western Gas Partners, LP 2008 Long-Term Incentive Plan.
31.	Amended and Restated Western Gas Holdings, LLC Equity Incentive Plan.
Schedule III
Affiliate Agreements

EXHIBIT A
FORM OF NOTE
                                        , 20
     For value received, Western Gas Partners LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of (the “Lender”) at the office of Wells Fargo Bank, National Association specified in Section 2.13(a) of the Term Loan Agreement, dated as of August 2, 2010, among the Borrower, the Lender, the several other banks party thereto, Wells Fargo Bank, National Association, as Administrative Agent, the Document Agent named therein, and the Syndication Agent named therein, (as may be amended, supplemented or modified from time to time hereafter, the “Agreement;” terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America the principal amount of
*                      DOLLARS ($                                         *                    ) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned pursuant to Section 2.01 of the Agreement. Such principal shall be payable on the date or dates specified in Section 2.02 of, or elsewhere in, the Agreement.
     The undersigned further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the Effective Date at the rates specified in Section 2.10 of the Agreement. Such interest shall be payable on the dates specified in Section 2.10 of the Agreement. The date, Type, Tranche and amount of each Loan made by the Lender pursuant to Section 2.01 of the Agreement, each continuation of all or a portion thereof to another Type and the date and amount of each payment of principal with respect thereto shall be endorsed by the holder of this Note on Schedule A annexed hereto, which holder may add additional pages to such Schedule. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower hereunder or the validity of any payment hereof made by the Borrower.
     This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.
     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
Exhibit A-1
Form of Note

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC,
its general partner

By:

Name:

Title:

Exhibit A-2
Form of Note

SCHEDULE A
LOANS AND REPAYMENTS

Amount of
Amount of Loan	Type of Loan	Interest Rate	Principal Repair	Notation Made by

Exhibit A-3
Form of Note

EXHIBIT B
[FORM OF] ASSIGNMENT AND ASSUMPTION
     Reference is made to the Term Loan Agreement dated as of August 2, 2010 (as amended and in effect on the date hereof, the “Credit Agreement”), among Western Gas Partners, LP, the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent, the Documentation Agent named therein, and the Syndication Agent named therein. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named as such below hereby sells and assigns, without recourse, to the Assignee named as such on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights, and be released from its obligations under the Credit Agreement arising thereafter.
     This Assignment and Assumption is being delivered to the Administrative Agents together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b)(ii)(C) of the Credit Agreement.
     This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
(“Assignor”)
Legal Name of Assignee:
(“Assignee”)
Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):
The terms set forth above and on the reverse side hereof are hereby agreed to:
Exhibit B-1
Form of Assignment and Assumption

Percentage Assigned of Loans
(set forth to at least 8 decimals
as a percentage of the Facility and
Principal Amount of Loans	the aggregate Loans of all Lenders
Assigned	thereunder
$	%

[Name of Assignor], as Assignor

By:

Name:

Title:

[Name of Assignee], as Assignee

By:

Name:

Title:

Exhibit B-2
Form of Assignment and Assumption

The undersigned hereby consent to the within assignment:1

WESTERN GAS PARTNERS, LP, as Borrower

By:	Western Gas Holdings, LLC, its general partner

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent

By:

Name:

Title:

1	Consents to be included to the extent required by Section 10.04(b) of the Credit Agreement.
Exhibit B-3
Form of Assignment and Assumption

EXHIBIT C
FORM OF GUARANTY
Exhibit C-1
Form of Guaranty

GUARANTY
made by
EACH OF THE OBLIGORS (as defined herein)
in favor of
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent
Dated as of August 2, 2010

TABLE OF CONTENTS

SECTION 1
DEFINITIONS
Section 1.01	Defined Terms	1
SECTION 2
GUARANTY
Section 2.01	Guaranty	2
Section 2.02	Right of Set-off	3
Section 2.03	No Subrogation	3
Section 2.04	Amendments, etc. with respect to the Borrower’s Obligations; Waiver of Rights	4
Section 2.05	Guaranty Absolute and Unconditional	4
Section 2.06	Reinstatement	5
Section 2.07	Payments	5
Section 2.08	Release	5
SECTION 3
REPRESENTATIONS AND WARRANTIES
Section 3.01	Representations and Warranties	6
SECTION 4
COVENANTS
Section 4.01	[Intentionally Omitted]	6
SECTION 5
MISCELLANEOUS
Section 5.01	Authority of Administrative Agent	6
Section 5.02	Notices	6
Section 5.03	Counterparts	6
Section 5.04	Severability	7
Section 5.05	Integration	7
Section 5.06	Amendments in Writing; No Waiver; Cumulative Remedies	7
Section 5.07	Loan Documents	7
Section 5.08	Section Headings	7
Section 5.09	Successors and Assigns	7
Section 5.10	GOVERNING LAW	7
Section 5.11	Submission to Jurisdiction	7
Section 5.12	Acknowledgments	8
Section 5.13	WAIVERS OF JURY TRIAL	8
Section 5.14	Additional Obligors	9
SCHEDULES:
Schedule 1	Address for Notices
Schedule 2	Form of Assumption Agreement
 i

GUARANTY
     GUARANTY, dated as of August 2, 2010, is made by each of the signatories hereto (each of the signatories hereto, together with any other subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, the “Obligors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) party to the Loan Agreement.
R E C I T A L S
     The Lenders have severally agreed to make a term Loan to the Borrower upon the terms and subject to the conditions set forth in the Term Loan Agreement dated as of even date herewith (as such may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among WESTERN GAS PARTNERS, LP, a Delaware limited partnership (the “Borrower”), the financial institutions now or hereafter signatory thereto (the “Lenders”), the Administrative Agent for the Lenders, and the other Agents and Lenders party thereto.
     The Obligors are each direct or indirect subsidiaries of the Borrower.
     The Borrower and the Obligors are engaged in related businesses, and therefore each Obligor will derive substantial direct and indirect benefit from the making of the term Loans to the Borrower under the Loan Agreement.
     The Loans are necessary and convenient to the conduct, promotion and attainment of the business of the Borrower and each Obligor.
     It is a condition precedent to the obligation of the Lenders to make their respective term Loan to the Borrower under the Loan Agreement that each Obligor shall have executed and delivered this Guaranty to the Administrative Agent for the ratable benefit of the Lenders.
     Now, therefore, in consideration of the premises herein and to induce the Administrative Agent and the Lenders to enter into the Loan Agreement and to induce the Lenders to make their respective term Loan to the Borrower thereunder, each Obligor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
SECTION 1
DEFINITIONS
     Section 1.01 Defined Terms. Unless otherwise defined herein, each term defined in the Loan Agreement and used herein shall have the meaning given to it in the Loan Agreement.
     “Assumption Agreement” means an Assumption Agreement substantially in the form attached hereto as Schedule 2.
     “Borrower’s Obligations” means the collective reference to all obligations of the Borrower and its Subsidiaries under the Guaranteed Documents, including, without limitation, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the

Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Loan Agreement after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Guaranteed Documents, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, reasonable costs, reasonable expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant to the terms of any Guaranteed Documents).
     “Guaranteed Creditor” means the collective reference to the Administrative Agent and the Lenders.
     “Guaranteed Document” means the collective reference to this Guaranty, the Loan Agreement, any Note, the other Loan Documents and any other document made, delivered or given in connection with any of the foregoing.
     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.
     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2
GUARANTY
     Section 2.01 Guaranty.
          (a) Subject to the provisions of Section 2.01(b), each Obligor hereby, jointly and severally, unconditionally and irrevocably, guarantees to each Guaranteed Creditor and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower or its Subsidiaries when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower’s Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Obligor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Obligor under applicable federal and state laws relating to the insolvency of debtors.
          (c) Each Obligor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by any Guaranteed Creditor in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Borrower’s Obligations and/or enforcing any rights with respect to, or collecting against, an Obligor under this Guaranty. This Guaranty shall remain in full force and effect until the Borrower’s Obligations are paid in full, or until a release of this Guaranty is made pursuant to Section 2.08, notwithstanding that from time to time prior thereto no amounts may be outstanding under the Loan Agreement.
          (d) Each Obligor agrees that the Borrower’s Obligations may at any time and from time to time exceed the amount of the liability of such Obligor hereunder without impairing this Guaranty or affecting the rights and remedies of any Guaranteed Creditor hereunder.
          (e) No payment or payments made by the Borrower, any Obligor, any other guarantor or any other Person or received or collected by a Guaranteed Creditor from the Borrower, an Obligor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower’s Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Obligor hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower or an Obligor in respect of the Borrower’s Obligations or payments received or collected from an Obligor in respect of the Borrower’s Obligations), remain liable for the Borrower’s Obligations up to the maximum liability of any Obligor hereunder until the Borrower’s Obligations are paid in full.
          (f) Each Obligor agrees that whenever, at any time, or from time to time, it shall make any payment to any Guaranteed Creditor on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guaranty for such purpose.
     Section 2.02 Right of Set-off. During the continuance of any Event of Default, each Obligor hereby irrevocably authorizes each Lender at any time and from time to time without prior notice to such Obligor, any such notice being expressly waived by each Obligor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by such Obligor as a fiduciary for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Obligor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Obligor to such Lender hereunder and claims of every nature and description of such Lender against such Obligor, in any currency, whether arising hereunder, under the Loan Agreement, any Note, any Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Such Lender shall notify the relevant Obligor and the Administrative Agent promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.
     Section 2.03 No Subrogation. Notwithstanding any payment or payments made by an Obligor hereunder or any set-off or application of funds of an Obligor by any Lender, an Obligor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by any

Lender for the payment of the Borrower’s Obligations until all amounts owing to the Guaranteed Creditor by the Borrower or its Subsidiaries on account of the Borrower’s Obligations are paid in full, nor shall an Obligor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by an Obligor hereunder until all amounts owing to the Guaranteed Creditor by the Borrower or its Subsidiaries on account of the Borrower’s Obligations are paid in full. If any amount shall be paid to an Obligor on account of such subrogation rights at any time when all of the Borrower’s Obligations shall not have been paid in full, such amount shall be held by such Obligor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Obligor, and shall, forthwith upon receipt by such Obligor, be turned over to the Administrative Agent in the exact form received by such Obligor (duly indorsed by such Obligor to the Administrative Agent, if required), to be applied against the Borrower’s Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     Section 2.04 Amendments, etc. with respect to the Borrower’s Obligations; Waiver of Rights. Each Obligor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Obligor and without notice to or further assent by any Obligor: (a) any demand for payment of any of the Borrower’s Obligations made by any Guaranteed Creditor may be rescinded by such party and any of the Borrower’s Obligations continued; (b) the Borrower’s Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Creditor; (c) the Loan Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may deem advisable from time to time; and (d) any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower’s Obligations may be sold, exchanged, waived, surrendered or released. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower’s Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against an Obligor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower, and any failure by such Guaranteed Creditor to make any such demand or to collect any payments from the Borrower or any release of the Borrower shall not relieve an Obligor in respect of which a demand or collection is not made, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Guaranteed Creditor against an Obligor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     Section 2.05 Guaranty Absolute and Unconditional. Each Obligor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower’s Obligations and notice of or proof of reliance by any Guaranteed Creditor upon this Guaranty or acceptance of this Guaranty. The Borrower’s Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower and any Obligor, on the one hand, and any Guaranteed Creditor, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Obligor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to the Borrower’s Obligations. Each Obligor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of any Guaranteed Document, any of the Borrower’s Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against any Guaranteed Creditor, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Obligor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower’s Obligations, or of any Obligor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Obligor, each Guaranteed Creditor may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Borrower’s Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Creditor to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve any Obligor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Creditor against any Obligor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Obligor and the successors and assigns thereof, and shall inure to the benefit of each Guaranteed Creditor, and their respective successors, indorsees, transferees and assigns, until all the Borrower’s Obligations and the obligations of each Obligor under this Guaranty shall have been satisfied by payment in full in cash.
     Section 2.06 Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower’s Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Obligor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     Section 2.07 Payments. Each Obligor hereby guarantees that payments hereunder will be paid to the Administrative Agent, for the ratable benefit of the Lenders, without set-off, deduction or counterclaim, in dollars, in immediately available funds, at the offices of the Administrative Agent specified in Section 10.01 of the Loan Agreement.
     Section 2.08 Release. Upon the earlier of (i) the Investment Grade Rating Date and (ii) the irrevocable and indefeasible payment of the Borrower’s Obligations, the Administrative Agent, on behalf of the Guaranteed Creditor, shall execute a release of the Obligors from any further obligations under this Guaranty or with regard to the Borrower’s Obligations.

SECTION 3
REPRESENTATIONS AND WARRANTIES
     Section 3.01 Representations and Warranties. Each Obligor hereby represents and warrants that the representations and warranties set forth in Article III of the Loan Agreement as they relate to such Obligor or to the other Loan Documents to which such Obligor is a party, each of which is hereby incorporated herein by reference, are true and correct, and each Guaranteed Creditor shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3, be deemed to be a reference to such Obligor’s knowledge.
     Each Obligor agrees that the foregoing representations and warranties shall be deemed to have been made by such Obligor on the date of the Loans under the Loan Agreement (except to the extent that such representations and warranties are expressly made only as of an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).
SECTION 4
COVENANTS
     Section 4.01 [Intentionally Omitted].
SECTION 5
MISCELLANEOUS
     Section 5.01 Authority of Administrative Agent. Each Obligor acknowledges that the rights and responsibilities of the Administrative Agent under this Guaranty with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between the Administrative Agent and the Lenders, be governed by the Loan Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and any Obligor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting in the manner set forth in Article IX of the Loan Agreement, and the Obligors shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
     Section 5.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 10.01 of the Loan Agreement; provided that any such notice, request or demand to or upon an Obligor shall be addressed to such Obligor at its notice address set forth on Schedule 1.
     Section 5.03 Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

     Section 5.04 Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 5.05 Integration. This Guaranty represents the agreement of each Obligor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.
     Section 5.06 Amendments in Writing; No Waiver; Cumulative Remedies.
          (a) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Obligor and the Administrative Agent in accordance with Section 10.02 of the Loan Agreement.
          (b) No Guaranteed Creditor shall by any act (except by a written instrument pursuant to Section 5.06(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise and no delay in exercising, on the part of any Guaranteed Creditor, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any Guaranteed Creditor of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Creditor would otherwise have on any future occasion.
          (c) The rights and remedies herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law.
     Section 5.07 Loan Documents. Each Obligor agrees that this Guaranty shall constitute a “Loan Document” under the Loan Agreement.
     Section 5.08 Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     Section 5.09 Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Obligor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.
     Section 5.10 GOVERNING LAW. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
     Section 5.11 Submission to Jurisdiction.

          (a) Each Obligor hereby irrevocably and unconditionally submits for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any Guaranteed Creditor or any of the other agents may otherwise have to bring any action or proceeding relating to this Guaranty against any Obligor or its properties in the courts of any jurisdiction.
          (b) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Loan Agreement. Nothing in this Guaranty will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 5.12 Acknowledgments. Each Obligor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents;
          (b) no Guaranteed Creditor has any fiduciary relationship with or duty to such Obligor arising out of or in connection with this Agreement or any of the other Guaranteed Documents, and the relationship between the Guaranteed Creditor, on one hand, and such Obligor, on the other hand, in connection herewith or therewith is solely that of guarantor and creditor; and
          (c) no joint venture is created hereby or by the other Guaranteed Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Creditor or among the Borrower and the Guaranteed Creditor.
     Section 5.13 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 5.14 Additional Obligors. Each Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 4.06 of the Loan Agreement shall become an Obligor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of an Assumption Agreement and shall thereafter have the same rights, benefits and obligations as an Obligor party hereto on the date hereof.
[Remainder of page intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

OBLIGORS:	ANADARKO GATHERING COMPANY LLC
KERR-MCGEE GATHERING LLC
MIGC LLC
PINNACLE GAS TREATING LLC
WESTERN GAS WYOMING, L.L.C.

	By:	WGR Operating, LP, as sole member
	By:	Western Gas Operating, LLC, its general partner

By:

Name:
Title:

WESTERN GAS OPERATING, LLC

By:

Name:
Title:

WESTERN GAS PARTNERS FINANCE
CORPORATION

By:

Name:
Title:

WGR OPERATING, LP

	By:	Western Gas Operating, LLC, its general partner

By:

Name:
Title:
Signature Page
Term Loan Guaranty Agreement
(Western Gas Operating, LP)

Acknowledged and Agreed to as
of the date hereof by:

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:

Name:
Title:
Signature Page
Term Loan Guaranty Agreement
(Western Gas Partners, LP)

SCHEDULE 1
ADDRESS FOR NOTICES
For each of the Obligors named herein:
1201 Lake Robbins Drive
The Woodlands, TX 77380
Attn: Senior Vice President and CFO
Facsimile: (832) 636-0278
Schedule 1

SCHEDULE 2
ASSUMPTION AGREEMENT
     ASSUMPTION AGREEMENT, dated as of [                         ], 201[   ], made by [                         ], a [                         ] (the “Additional Obligor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Guaranteed Creditor (used herein as defined in the Guaranty Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Agreement referred to below.
W I T N E S S E T H:
     WHEREAS, Western Gas Partners, LP, a Delaware limited partnership (the “Borrower”), the Administrative Agent, and certain financial institutions as agents and lenders have entered into that certain Term Loan Agreement, dated as of August 2, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);
     WHEREAS, in connection with the Loan Agreement, the Borrower and certain of its Affiliates (other than the Additional Obligor) have entered into a Guaranty Agreement, dated as of August 2, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Creditor;
     WHEREAS, the Loan Agreement requires the Additional Obligor to become a party to the Guaranty Agreement; and
     WHEREAS, the Additional Obligor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty Agreement;
     NOW, THEREFORE, IT IS AGREED:
     1. Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 5.14 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder. The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Guaranty Agreement is true and correct as to such Person on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
     2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

Schedule 2-1

[ADDITIONAL OBLIGOR]

By:

Name:
Title:

Schedule 2-2